UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 4, 2024

TELA Bio, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39130	45-5320061
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1 Great Valley Parkway, Suite 24 Malvern, Pennsylvania	19355
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 320-2930

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	TELA	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 4, 2024, TELA Bio, Inc. (the “Company”) appointed Jeffrey Blizard as a member of the Company’s Board of Directors (the “Board”). Following the conclusion of the Company’s 2024 Annual Meeting of Stockholders on June 4, 2024 (the “Annual Meeting”), and upon recommendation from the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”), the Board increased the size of the Board to seven members and appointed Mr. Blizard to serve as a Class III director, with a term expiring at the Company’s 2025 Annual Meeting of Stockholders. Mr. Blizard will serve on the Company’s Nominating Committee.

The Board has determined that Mr. Blizard is an independent director under the applicable Nasdaq listing rules. There are no arrangements or understandings between Mr. Blizard and any other person pursuant to which he was selected as a director. There are no related party transactions between the Company and Mr. Blizard (or any of his immediate family members) requiring disclosure under Item 404(a) of Regulation S-K. Mr. Blizard does not have any family relationships with any of the Company’s directors or executive officers.

On June 4, 2024, the Board granted an initial equity award to Mr. Blizard consisting of (i) an option to purchase 9,300 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), vesting in 36 equal monthly installments; and (ii) a restricted stock unit award with respect to 6,375 shares of Common Stock vesting in three equal annual installments, in each case subject to Mr. Blizard’s continuous service with the Company. The initial equity award was granted to Mr. Blizard in connection with his appointment to the Board in accordance with the Company’s non-employee director compensation policy, with each award being made under the Company’s Amended and Restated 2019 Equity Incentive Plan.

In accordance with the Company’s non-employee director compensation policy, Mr. Blizard will receive an annual base retainer of $45,000 and $5,000 for his service on the Board and the Nominating Committee, respectively.

In accordance with the Company’s non-employee director compensation policy, beginning at the Company’s 2025 Annual Meeting of Stockholders, Mr. Blizard will receive an annual award consisting of (i) an option to purchase 6,200 shares of Common Stock and (ii) a restricted stock unit award with respect to 4,250 shares of Common Stock. Each component of the annual award will vest on the earlier of (x) the first anniversary of the date of grant; (y) the date of the subsequent annual meeting of stockholders following the date of grant; or (z) the occurrence of a change in control, in each case subject to Mr. Blizard’s continued service through the applicable vesting dates.

Item 5.07	Submission of Matters to a Vote of Security Holders.

On June 4, 2024, the Company held the Annual Meeting. As of April 8, 2024, the record date for the Annual Meeting, there were 24,653,939 outstanding shares of the Company’s Common Stock. The Annual Meeting was conducted virtually, and the following is a brief description of the final voting results for each of the proposals submitted to a vote of the stockholders at the Annual Meeting, which are described in detail in the Company’s definitive proxy statement for the Annual Meeting, filed with the U.S. Securities and Exchange Commission on April 18, 2024.

(a)            Proposal 1 — Election of Class II Directors. Each of Kurt Azarbarzin and Antony Koblish were elected to the Board to serve as Class II directors until the 2027 Annual Meeting of Stockholders and until their successors, if any, are elected or appointed, or their earlier death, resignation, retirement, disqualification or removal, as follows:

Name	For	Withheld	Broker Non-Votes
Kurt Azarbarzin	17,037,112	1,878,721	2,008,532
Antony Koblish	18,742,180	173,653	2,008,532

(b)            Proposal 2 — Ratification of Independent Registered Public Accountant. The appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2024 fiscal year was ratified, as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
20,919,335	4,634	396	–

Item 8.01	Other Events.

On June 4, 2024, the Company issued a press release announcing the appointment of Mr. Blizard to the Board. A copy of this press release is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are being filed herewith:

Exhibit No.	Document
99.1	Press Release of TELA Bio, Inc., dated June 4, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELA BIO, INC.

By:	/s/ Antony Koblish
Name:	Antony Koblish
Title:	President, Chief Executive Officer and Director

Date: June 6, 2024